Exhibit 10.3

Execution Version

ADVISORY SERVICES AGREEMENT

THIS ADVISORY SERVICES AGREEMENT (this “Agreement”) is made and entered into as of March 18, 2011, by and between Advanced Environmental Recycling Technologies Inc. among (the “Company”), and H.I.G. Capital, L.L.C., a Delaware limited liability company (“H.I.G.”).

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Company desires to engage H.I.G. to provide certain management, consulting and financial advisory services and H.I.G. desires to perform such services for the Company.

NOW, THEREFORE, in consideration of the promises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Appointment of H.I.G.  On the terms and subject to the conditions provided in this Agreement, the Company appoints H.I.G. and H.I.G. accepts appointment as a management and financial advisory consultant to the Company and its subsidiaries, including the business of any companies hereafter formed or acquired by the Company or any current or future subsidiary.

2.           Board of Directors Supervision; Information Rights. The activities of H.I.G. to be performed under this Agreement will be subject to the supervision of the Board of Directors of the Company (the “Board”) to the extent required by applicable law or regulation and subject to reasonable policies consistent with the terms of this Agreement adopted by the Board and in effect from time to time.  The Company shall provide all information regarding the Company and its subsidiaries from time to time as reasonably requested by H.I.G. in connection with its duties or any particular assignment thereunder.

3.           Capacity of H.I.G.  H.I.G. will render management, consulting and financial advisory services to the Company and its subsidiaries, including advice and assistance concerning any and all aspects of the operations, planning, financing and budgeting of the Company and its subsidiaries and all acquisition, dispositions and financings undertaken by such entities, as requested by the Company’s Board from time to time, including advising the Company and its subsidiaries in their relationships with banks and other financial institutions and with accountants, attorneys, financial advisers and other professionals with respect to such services. H.I.G. will cause its employees and agents to provide the Company and its subsidiaries with the benefit of their special knowledge, skill and business expertise to the extent relevant to the business and affairs of the Company and its subsidiaries.

4.           Reimbursement of Expenses; Independent Contractor.  All reasonable obligations or expenses incurred by H.I.G. (including, but not limited to, legal, accounting and other advisors’ fees and expenses) in the performance of its duties under this Agreement will be for the account of, on behalf of, and at the expense of the Company; provided that expenses reasonably anticipated to exceed $10,000 per quarter shall be budgeted and pre-approved by the Company.  H.I.G. will not be obligated to make any advance to, or for the account of, the Company or to pay any sums, except out of funds held in accounts maintained by the Company, nor will H.I.G. be obligated to incur any liability or obligation for the account of the Company without assurance that the necessary funds for the discharge of the liability or obligation will be provided.  If H.I.G., in its sole discretion, directly incurs any expenses on behalf of the Company or in connection with the performance of its duties hereunder, the Company shall reimburse H.I.G. for all such reasonable amounts within five (5) business days of Company’s receipt of an invoice therefor.  H.I.G. will be an independent contractor, and nothing contained in this Agreement will be deemed or construed (a) to create a partnership or joint venture between the Company and H.I.G., (b) to cause H.I.G. to be responsible in any way for the debts, liabilities or obligations of the Company, any of its subsidiaries or any other party or (c) to constitute H.I.G. or any of its employees as employees, officers, or agents of the Company or any of its subsidiaries.

5.           Other Activities of H.I.G.; Investment Opportunities. The Company acknowledges and agrees that H.I.G. will not be required to devote H.I.G.’s (or any of its employees, officers, directors, affiliates or associates) full time and business efforts to the duties of H.I.G. specified in this Agreement, but only so much of such time and efforts as H.I.G. reasonably deems necessary after periodic consultation with the Company from time to time.  The Company further acknowledges and agrees that H.I.G. and its affiliates are or may be engaged in the business of investing in, acquiring and/or managing businesses for H.I.G.’s own account, for the account of H.I.G.’s affiliates and associates and for the account of other unaffiliated parties and that no aspect or element of these activities will be deemed to be engaged in for the benefit of the Company nor to constitute a conflict of interest. H.I.G. will be required to bring only those investments and/or business opportunities to the attention of the Company which H.I.G., in its sole discretion, deems appropriate.

6.           Compensation of H.I.G.

6.1           Management Fee.

6.1.1           The Company shall pay to H.I.G. or its designees with respect to the services set forth herein, a cash consulting and management fee (the “Management Fee”) equal to (i) $250,000 per annum through March 30, 2012 and (ii) beginning on April 1, 2012 and for each twelve month period thereafter, an amount equal to five percent (5%) of the EBITDA of the Company for the immediately preceding calendar year, in each case, payable on a quarterly basis in advance in equal quarterly installments on the first business day of each calendar quarter (pro rated for any partial period); provided, however, that notwithstanding the foregoing, in no event shall the annual Management Fee be less than $250,000 or greater than $500,000.  For purposes of this Agreement, the following terms shall have the following meanings:

6.1.1.1                      “Consolidated Net Interest Expense” means, for any applicable period, gross interest expense of the Company and its subsidiaries for such period determined on a consolidated basis and in accordance with GAAP, less interest income for such period (including interest paid-in-kind), in each case, determined on a consolidated basis and in accordance with GAAP.

6.1.1.2                       “EBITDA” means the net income (loss) of the Company and its subsidiaries, determined on a consolidated basis and in accordance with GAAP for the applicable period of determination as set forth in the financial statements of the Company contained in the Form 10-K filed by the Company with the Securities Exchange Commission with respect to such period, plus without duplication, the sum of the following amounts of the Company and its subsidiaries for such period to the extent deducted in determining net income for such period: (i) income tax expense, (ii) Consolidated Net Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) fees paid to H.I.G. Capital, L.L.C. pursuant to this Agreement or any Registration Delay Payments (as defined in Registration Rights Agreement) accrued pursuant to the Registration Rights Agreement, (vi) any charges or expenses attributable to the transactions effectuated pursuant to the Securities Agreement or the other Transaction Documents described therein, (vii) any extraordinary or non-recurring losses and (viii) restructuring charges, minus without duplication, the sum of the following amounts of the Company and its subsidiaries for such period to the extent included in determining net income for such period: (1) any extraordinary or non-recurring gains and (2) any tax refunds, gains and/or income relating to net operating losses and other net tax benefits.

6.1.1.3                      “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 18, 2011, between the Company and the initial holders party thereto.

6.1.1.4                       “Securities Agreement” means that certain Securities Purchase and Exchange Agreement, dated as of March 18, 2011, between the Company and the initial investors party thereto.

6.1.2             Additional Business Operations. If the Company or its subsidiaries acquire or enter into any additional business operations after the date of this Agreement, the Board and H.I.G. will, prior to the acquisition or prior to entering into the business operations, in good faith, determine whether and to what extent the fee set forth in Section 6.1 above should be increased as a result thereof.  Any increase pursuant to this Section 6.1.2 will be evidenced by a written supplement to this Agreement signed by the Company and H.I.G.

6.2           Additional Compensation.  As additional compensation, H.I.G., or its designee, will be entitled to the fees described below with respect to the acquisition or disposition of any business operation or material assets by the Company or its subsidiaries, the sale of any or all of the Company or any of its subsidiaries, or any other transaction not in the ordinary course of business, including any public or private debt or equity financing of any or all of the Company or its subsidiaries of at least $25,000,000, in each case which has been introduced, arranged, managed and/or negotiated by H.I.G. or its affiliates (each, a “Transaction”).  In connection with each Transaction, H.I.G. will be entitled to (a) a fee for financial advisory services (the “Financial Advisory Fee”) and (b) a supplemental management fee (the “Supplemental Management Fee” and, together with the Financial Advisory Fee, the “Transaction Fee”).  The Transaction Fee will be paid at the closing or other consummation of any Transaction.  The Financial Advisory Fee for a Transaction will be equal to one percent (1%) of the Transaction Value (as defined below) and the Supplemental Management Fee will also be equal to one percent (1%) of the Transaction Value (as defined below).  The “Transaction Value” for a Transaction shall mean (i) the enterprise value, in connection with an acquisition or disposition to the extent that acquisition or disposition is for 100% of any Company (to be pro rated to the extent the acquisition or disposition is for less than 100%), (ii) the financing amount, in connection with a debt or equity financing, or (iii) the benefit value (as mutually determined by the Company and H.I.G.; provided that any dispute between the valuation of such benefit shall be determined by a mutually agreed upon independent nationally recognized financial advisor), in connection with any other Transaction not in the ordinary course of business.  Notwithstanding the foregoing, the parties hereto agree that the Transaction Fee for the Transaction pursuant to that certain Securities Purchase and Exchange Agreement, dated as of the date hereof, by and between the Company and the investor listed therein, will be comprised of a $250,000 Financial Advisory Fee and a $250,000 Supplemental Management Fee.

7.           Term. This Agreement will commence as of the date hereof and will remain in effect until the fifth (5th) anniversary of the date hereof  unless terminated earlier in accordance with the provisions of this Agreement; provided that if H.I.G.’s and its affiliates’ own, in the aggregate, at least twenty percent (20%) of the Company’s outstanding Common Stock (calculated assuming that all Preferred Stock of the Company is then fully converted into shares of Common Stock at the then-prevailing applicable conversion price (as defined in the Company’s Certificate of Designation)) at the end of the term of this Agreement, the term of this Agreement shall automatically extend until such time as H.I.G. or its affiliates own, in the aggregate, less than twenty percent (20%) of the Company’s outstanding Common Stock (calculated assuming that all Preferred Stock of the Company is then fully converted into shares of Common Stock at the then-prevailing applicable conversion price (as defined in the Company’s Certificate of Designation)).

8.           Termination. Either the Company or H.I.G. may terminate H.I.G.’s engagement under this Agreement in the event of the breach of any of the material terms or provisions of this Agreement by the other party, which breach is not cured within thirty (30) business days after notice of the same is given to the party alleged to be in breach by the other party.  If this Agreement is terminated by H.I.G. because of the breach of any of the material terms or provisions hereof by the Company, H.I.G. will be entitled to recover damages from the Company and will not be required to mitigate or reduce damages by seeking or undertaking other management arrangements or business opportunities.

9.           Standard of Care.  H.I.G. (including any person or entity acting for or on behalf of H.I.G.) will not be liable for any mistakes of fact, errors of judgment, losses sustained by the Company or any subsidiaries or acts or omissions of any kind, unless caused by the willful misconduct or gross negligence of H.I.G., as finally determined by a court of competent jurisdiction; provided that in no event will H.I.G. be liable for any consequential, special, indirect, incidental or punitive damages as a result of the services provided pursuant to this Agreement.

10.           Indemnification of H.I.G.  The Company will indemnify and hold harmless H.I.G. and its present and future officers, directors, members, managers, affiliates, employees, controlling persons, agents and representatives (the “Indemnified Parties”) from and against all losses, claims, liabilities, suits, costs, damages and expenses (including attorneys’ fees) arising from their performance of services hereunder, except to the extent that it is determined in a final nonappealable judgment that such losses, claims, liabilities, suits, costs, damages and expenses resulted directly as a result of their willful misconduct or gross negligence. The Company will reimburse the Indemnified Parties on a monthly basis for the cost of defending any action or investigation (including, but not limited to, attorneys’ fees and expenses) subject to an undertaking from any such Indemnified Party to repay the Company if such party is determined not to be entitled to indemnity.

11.           Company Representations.  The Company hereby represents and warrants to H.I.G. that (i) the execution, delivery and performance of this Agreement by the Company does not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by H.I.G., this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

12.           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by H.I.G., the Company and its successors and assigns, except that without the prior written consent of the other party hereof neither party (other than by H.I.G. to an affiliate reasonably capable of discharging its duties hereunder) will assign, transfer or convey any of its rights, duties or interest under this Agreement, nor will it delegate any of the obligations or duties required to be kept or performed by it hereunder.

13.           Notices. Any notices, requests, demands and other communications required or permitted to be given under this Agreement will be in writing and, except as otherwise specified in writing, will be given by personal delivery, facsimile transmission, PDF attachment to e-mail, express courier service or by registered or certified mail, postage prepaid, return receipt requested:

If to the Company:                                   Advanced Environmental Recycling Technologies, Inc.
914 N. Jefferson
Springdale, Arkansas 72764
Telephone:  (479) 756-7400
Facsimile:  (479) 756-7410
Attention:  Chief Executive Officer

If to H.I.G.:                                             H.I.G. Capital, L.L.C.
1450 Brickell Avenue
31st Floor
Miami, FL 33131Attn: General Counsel
Telephone:  (305) 379-2322
Facsimile:  (305) 379-2013
E-mail:  rsiegel@higcapital.com

With a Copy (which shall not constitute notice to):

Paul, Hastings, Janofsky & Walker LLP
191 N. Wacker Drive

30th Floor
Chicago, IL 60606
Telephone:  (312) 499-6000
Facsimile:  (312) 499-6100
Attention:  Amit Mehta, Esq.

or to such other addresses as either party hereto may from time to time give notice of (complying as to delivery with the terms of this Section 13) to the other. Notice by registered or certified mail will be effective three days after deposit in the United States mail. Notice by any other permitted means will be effective upon receipt.

14.           Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those which are invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and be enforced to the fullest extent permitted by law.

15.           No Waiver. The failure of the Company, on the one hand or H.I.G., on the other hand to seek redress for any violation of, or to insist upon the strict performance of, any term or condition of this Agreement will not prevent a subsequent act by the Company or H.I.G., which would have originally constituted a violation of this Agreement by the Company or H.I.G., from having all the force and effect of any original violation.  The failure by the Company or H.I.G. to insist upon the strict performance of any one of the terms or conditions of the Agreement or to exercise any right, remedy or election herein contained or permitted by law will not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same will continue and remain in full force and effect. Except to the extent that the Company’s rights of termination are limited herein, all rights and remedies that the Company or H.I.G. may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, will be distinct, separate and cumulative rights and remedies and no one of them, whether exercised by the Company or H.I.G. or not, will be deemed to be in exclusion of any other right or remedy of the Company or H.I.G.; provided however, that in no event will either party be liable for any special, exemplary or punitive damages as a result of a breach or violation of this Agreement unless payable to a third party.

16.           Entire Agreement; Amendment; Certain Terms. This Agreement contains the entire agreement among the parties hereto with respect to the matters herein contained and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of this Agreement may be amended only with the prior written consent of each of the Company and H.I.G.  The terms “affiliate” and “associate” will have the meaning attributed to those terms by the rules and regulations of the Securities and Exchange Commission.

17.           Governing Law. This Agreement and all claims arising out of or relating to it will be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the laws of any other state.

18.           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

19.           Delivery by Facsimile or PDF Attachment to E-mail.  This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or PDF attachment to e-mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall reexecute original forms thereof and deliver them to all other parties.  No party hereto shall raise the use of a facsimile machine or PDF attachment to e-mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or PDF attachment to e-mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*           *           *           *           *

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By: ______________________
Name: ____________________
Its: ______________________

H.I.G. CAPITAL, L.L.C.

By: ______________________
Name: ____________________
Its: ______________________